UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

CARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

001-36279	75-3175693
(Commission File No.)	(IRS Employer Identification No.)

1 Parrott Drive

Shelton, Connecticut 06484

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 567-1500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2014, each of Ed Hurwitz and Charles Moller, Ph.D. resigned from the Board of Directors of Cara Therapeutics, Inc. (the “Company”).

Also on July 16, 2014 (the “Effective Date”), the Board of Directors of the Company appointed each of Jeffrey L. Ives, Ph.D., and Harrison M. Bains as a director of the Company. Dr. Ives’s term will expire at the 2016 Annual Meeting of Stockholders and Mr. Bains’s term will expire at the 2015 Annual Meeting of Stockholders. There is no arrangement or understanding between either Dr. Ives or Mr. Bains and any other person pursuant to which he was selected as a director. Additionally, as of the Effective Date, Dr. Ives was appointed to serve on the Audit Committee and Compensation Committee of the Company’s Board of Directors, and Mr. Bains was appointed to serve as the chair of the Audit Committee.

From 2008 until 2013, Dr. Ives served as the Chief Executive Officer of Satori Pharmaceuticals, Inc., a neurodegenerative disease company focused on discovery and development of breakthrough therapies for the treatment and prevention of Alzheimer’s disease. Prior to Satori, Dr. Ives led the CNS, pain and oncology research teams at Pfizer for over two decades and, from 2001-2007, served as a Senior Vice President leading the global Pharmacokinetics, Dynamics and Metabolism organization. Dr. Ives received his doctorate and master degrees from Yale University and received his bachelor of arts degree from Colgate University.

From 1988 through his retirement in 2004, Mr. Bains served in multiple roles at Bristol Myers Squibb Company, including Vice President, Treasurer and acting Chief Financial Officer. Mr. Bains’s career also includes serving as Senior Vice President of the Primary Industries group at Chase Manhattan Bank and 11 years with RJR Nabisco and two of its predecessor companies as Senior Vice President and Treasurer. He currently serves as a director of BG Medicine, Inc., as a director and former chairman of the Mercer Funds, Inc., a registered investment company, and as a director of Bank of America Funds. He has served as a member of the board of trustees of the Park Avenue Armory since October 2007 and the Civil War Trust since September 2007, and previously served as a member of the board of trustees of the University of Redlands from October 1989 to May 2013. Mr. Bains earned an M.B.A from the University of California, Berkeley and a B.A. in economics from the University of Redlands. He also completed the Advanced Management Program at Harvard Business School.

Each of Dr. Ives and Mr. Bains will be compensated in accordance with the Company’s non-employee director compensation policy, as in effect from time to time. Under the current policy, each of Dr. Ives and Mr. Bains will receive an annual cash retainer for board service of $35,000, Mr. Bains will receive an additional annual cash retainer for service as the chairperson of the Audit Committee of $13,000, and Dr. Ives will receive aggregate additional cash retainers for service on the Audit Committee and Compensation Committee of $11,500. Additionally, in accordance with the Company’s non-employee director compensation policy, on the Effective Date, each of Dr. Ives and Mr. Bains received a stock option exercisable for 20,000 shares of common stock, which option will vest concurrently with the expiration of the initial term of office for the class in which such director serves, subject to the director’s continued service as a director. The Company will also reimburse Dr. Ives and Mr. Bains for reasonable out-of-pocket expenses incurred in attending meetings of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2014	CARA THERAPEUTICS, INC.

	By:	/s/ Derek Chalmers
Derek Chalmers
Chief Executive Officer